Exhibit 10.3

FORM OF

TAX MATTERS AGREEMENT

between

L BRANDS, INC.,
on behalf of itself
and the members
of the L Brands Group

and

VICTORIA’S SECRET & CO.,
on behalf of itself
and the members
of the VS Group

Dated as of [__], 2021

Schedules
Schedule A	Internal Tax-Free Transactions
Schedule B	Cash Management Transfers
Schedule C-1	Subsidiary 1 Business
Schedule C-2	Subsidiary 2 Business
Schedule D-1	L Brands Specified Tax Attributes
Schedule D-2	VS Specified Tax Attributes
Schedule E	Specified Administrative Matter

i

TAX MATTERS AGREEMENT

This TAX MATTERS AGREEMENT (the “Agreement”) is entered into as of [__], 2021 between L Brands, Inc., a Delaware corporation (“L Brands”), on behalf of itself and the members of the L Brands Group, as defined below, and Victoria’s Secret & Co., a Delaware corporation (“VS,” and together with L Brands, the “Parties”), on behalf of itself and the members of the VS Group, as defined below.

W I T N E S S E T H:

WHEREAS, pursuant to the Tax laws of various jurisdictions, certain members of the VS Group presently file certain Tax Returns on an affiliated, consolidated, combined, unitary, fiscal unity or other group basis (including as permitted by Section 1501 of the Internal Revenue Code of 1986, as amended (the “Code”)) with certain members of the L Brands Group;

WHEREAS, L Brands and VS have entered into a Separation and Distribution Agreement, dated as of [__], 2021 (the “Separation Agreement”), pursuant to which the Contribution, the Distribution and other related transactions will be consummated;

WHEREAS, the Restructuring, together with the Contribution and the Distribution, are intended to qualify for the Intended Tax Treatment; and

WHEREAS, L Brands and VS desire to set forth their agreement on the rights and obligations of L Brands, VS and the members of the L Brands Group and the VS Group respectively, with respect to (a) the administration and allocation of U.S. federal, state, local and non-U.S. Taxes incurred in Taxable periods beginning prior to the Distribution Date, (b) Taxes resulting from the Distribution and transactions effected in connection with the Distribution and (c) various other Tax matters.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the Parties agree as follows:

Section 1.          Definitions.

(a)          As used in this Agreement:

“Active Trade or Business” means, (i) with respect to VS, the VS Business (as defined in the Separation Agreement), (ii) with respect to [__], the Subsidiary 1 Business (as defined in Schedule C-1) and (iii) with respect to [__], the Subsidiary 2 Business (as defined in Schedule C-2).

“Affiliate” has the meaning set forth in the Separation Agreement.

“Agreement” has the meaning set forth in the recitals hereto.

“Applicable Law” (or “Applicable Tax Law,” as the case may be) means, with respect to any Person, any federal, state, county, municipal, local, multinational or foreign statute, treaty, law, common law, ordinance, rule, regulation, order, writ, injunction, judicial decision, decree, permit or other legally binding requirement of any Governmental Authority applicable to such Person or any of its respective properties, assets, officers, directors, employees, consultants or agents (in connection with such officer’s, director’s, employee’s, consultant’s or agent’s activities on behalf of such Person).

“Business Day” has the meaning set forth in the Separation Agreement.

“Cash Management Transfer” means the transactions described on Schedule B and undertaken in anticipation of the Distribution.

“Cash Management Transfer Taxes” means any Tax (excluding any Tax imposed on, or measured by reference to, net income but including, for the avoidance of doubt, any withholding Tax imposed with respect to a Cash Management Transfer) incurred in connection with any Cash Management Transfer.

“Closing of the Books Method” means the apportionment of items between portions of a Taxable period based on a closing of the books and records on the close of the Distribution Date (in the event that the Distribution Date is not the last day of the Taxable period, as if the Distribution Date were the last day of the Taxable period), subject to adjustment for items accrued on the Distribution Date that are properly allocable to the Taxable period following the Distribution, as determined by L Brands in accordance with Applicable Law; provided that Taxes not based upon or measured by net or gross income or specific events shall be apportioned between the Pre- and Post-Distribution Periods on a pro rata basis in accordance with the number of days in each Taxable period.

“Code” has the meaning set forth in the recitals hereto.

“Combined Group” means any group consisting of at least one member that filed or was required to file (or will file or be required to file) a Tax Return on an affiliated, consolidated, combined, unitary, fiscal unity or other group basis (including as permitted by Section 1501 of the Code) that includes at least one member of the L Brands Group and at least one member of the VS Group.

“Combined Tax Return” means a Tax Return filed in respect of U.S. federal, state, local or non-U.S. income Taxes for a Combined Group.

“Company” means L Brands or VS (or the appropriate member of each of their respective Groups), as appropriate.

“Contribution” has the meaning set forth in the Separation Agreement.

“Distribution” has the meaning set forth in the Separation Agreement.

“Distribution Date” has the meaning set forth in the Separation Agreement.

“Distribution Documents” has the meaning set forth in the Separation Agreement.

“Distribution Taxes” means any Taxes incurred solely as a result of the failure of the Intended Tax Treatment of the Restructuring, the Contribution or the Distribution.

“Distribution Time” has the meaning set forth in the Separation Agreement.

 “Escheat Payment” has the meaning set forth in the Separation Agreement.

“Equity Interests” means any stock or other securities treated as equity for Tax purposes, options, warrants, rights, convertible debt, or any other instrument or security that affords any Person the right, whether conditional or otherwise, to acquire stock or to be paid an amount determined by reference to the value of stock.

“Final Determination” means (i) with respect to U.S. federal income Taxes, (A) a “determination” as defined in Section 1313(a) of the Code (including, for the avoidance of doubt, an executed IRS Form 906) or (B) the execution of an IRS Form 870-AD (or any successor form thereto), as a final resolution of Tax liability for any Taxable period, except that a Form 870-AD (or successor form thereto) that reserves the right of the taxpayer to file a claim for refund or the right of the IRS to assert a further deficiency shall not constitute a Final Determination with respect to the item or items so reserved; (ii) with respect to Taxes other than U.S. federal income Taxes, any final determination of liability in respect of a Tax that, under Applicable Tax Law, is not subject to further appeal, review or modification through proceedings or otherwise; (iii) with respect to any Tax, any final disposition by reason of the expiration of the applicable statute of limitations (giving effect to any extension, waiver or mitigation thereof); or (iv) with respect to any Tax, the payment of such Tax by any member of the L Brands Group or any member of the VS Group, whichever is responsible for payment of such Tax under Applicable Tax Law, with respect to any item disallowed or adjusted by a Taxing Authority; provided, in the case of this clause (iv), that the provisions of Section 15 hereof have been complied with, or, if such section is inapplicable, that the Company responsible under this Agreement for such Tax is notified by the Company paying such Tax that it has determined that no action should be taken to recoup such disallowed item, and the other Company agrees with such determination.

“Governmental Authority” has the meaning set forth in the Separation Agreement.

“Group” has the meaning set forth in the Separation Agreement.

“Income Tax” means any Tax imposed on, or measured by reference to, net income or gains.

“Income Tax Return” means any Tax Return in respect of an Income Tax.

“Indemnitee” means the Party which is entitled to seek indemnification from another Party pursuant to the provisions of Section 11.

“Intended Tax Treatment” means the qualification of (i) the Contribution and the Distribution, taken together, (A) as a reorganization described in Sections 355(a) and 368(a)(1)(D) of the Code, (B) as a transaction in which the stock distributed thereby is “qualified property” for purposes of Sections 355(c) and 361(c) of the Code, (C) as a transaction in which L Brands, VS and the holders of L Brands Common Stock recognize no income or gain for U.S. federal income Tax purposes pursuant to Sections 355, 361 and 1032 of the Code, other than, in the case of L Brands and VS, any intercompany items or excess loss accounts taken into account pursuant to the Treasury Regulations promulgated pursuant to Section 1502 of the Code and, in the case of the holders of L Brands Common Stock, with respect to any fractional shares of VS Common Stock and (ii) the transactions described on Schedule A as being free from Tax to the extent set forth therein.

“IRS” means the United States Internal Revenue Service.

“Joint Tax Return” means any (i) Combined Tax Return or (ii) Tax Return that includes Tax Items attributable to both the L Brands Business and the VS Business.

“L Brands” has the meaning set forth in the recitals hereto.

“L Brands Business” has the meaning set forth in the Separation Agreement.

“L Brands Compensatory Equity Interests” means any options, stock appreciation rights, restricted stock, stock units or other rights with respect to the capital stock of L Brands that are granted on or prior to the Distribution Date by any member of the L Brands Group in connection with employee, independent contractor or director compensation or other employee benefits (including, for the avoidance of doubt, options, stock appreciation rights, restricted stock, restricted stock units, performance share units or other rights issued in respect of any of the foregoing by reason of the Distribution or any subsequent transaction).

“L Brands Group” has the meaning set forth in the Separation Agreement.

“L Brands Separate Tax Return” means any Separate Tax Return of or including any member of the L Brands Group.

“L Brands Specified Tax Attributes” means any Tax Attributes listed on Schedule D-1.

“Person” has the meaning set forth in Section 7701(a)(1) of the Code.

“Post-Distribution Period” means any Taxable period (or portion thereof) beginning after the Distribution Date.

“Pre-2021 Period” means any Taxable period ending on or before January 30, 2021.

“Pre-2021 VS Separate  Tax Return” means any VS Separate Tax Return that  relates solely to a Pre-2021 Period.

“Pre-Distribution Period” means any Taxable period (or portion thereof) ending on or before the Distribution Date.

“Restructuring” has the meaning set forth in the Separation Agreement.

 “Separate Tax Return” means any Tax Return required to be filed by a member of the L Brands Group or a member of the VS Group that is not a Joint Tax Return.

 “Separation Agreement” has the meaning set forth in the recitals hereto.

 “Specified Administrative Matter” has the meaning set forth in Schedule E.

 “Specified Event” means (i) any failure of the Intended Tax Treatment with respect to (A) the Restructuring, (B) the Contribution or (C) the Distribution or (ii) any event that results in (A) a liability for Taxes with respect to a Pre-Distribution Period imposed on any member of the L Brands Group and (B) a Tax Attribute with respect to any member of the VS Group.

“Tax” (and the correlative meaning, “Taxes,” “Taxing” and “Taxable”) means (i) any tax, including any net income, gross income, gross receipts, recapture, alternative or add-on minimum, sales, use, business and occupation, value-added, trade, goods and services, ad valorem, franchise, profits, net wealth, license, business royalty, withholding, payroll, employment, capital, excise, transfer, recording, severance, stamp, occupation, premium, property, asset, real estate acquisition, environmental, custom duty, impost, obligation, assessment, levy, tariff or other tax, governmental fee or other like assessment or charge of any kind whatsoever (including any Escheat Payment), together with any interest and any penalty, addition to tax or additional amount imposed by a Taxing Authority; or (ii) any liability of any member of the L Brands Group or the VS Group for the payment of any amounts described in clause (i) as a result of any express or implied obligation to indemnify any other Person.

“Tax Attribute” means a net operating loss, net capital loss, unused investment credit, unused foreign tax credit, excess charitable contribution, unused general business credit, alternative minimum tax credit or any other Tax Item that could reduce a Tax liability.

“Tax Benefit” means any Tax refund, credit in lieu thereof, offset or other similar item that results in a reduction in otherwise required Tax payments.

“Tax Adviser” means Davis Polk & Wardwell LLP.

“Tax Item” means any item of income, gain, loss, deduction, credit, recapture of credit or any other item that can increase or decrease Taxes paid or payable.

“Tax Opinion” shall mean the legal opinion delivered to L Brands by the Tax Adviser with respect to certain U.S. federal income Tax consequences of the Restructuring, the Contribution and the Distribution.

“Tax Proceeding” means any Tax audit, dispute, examination, contest, litigation, arbitration, action, suit, claim, cause of action, review, inquiry, assessment, hearing, complaint, demand, investigation or proceeding (whether administrative, judicial or contractual).

“Tax-Related Losses” means, with respect to any Taxes imposed pursuant to any settlement, determination, judgment or otherwise, (i) all accounting, legal and other professional fees, and court costs incurred in connection with such Taxes, as well as any other out-of-pocket costs incurred in connection with such Taxes and (ii) all damages, costs, and expenses associated with stockholder litigation or controversies and any amount paid by any member of the L Brands Group or any member of the VS Group in respect of the liability of shareholders, whether paid to shareholders or to the IRS or any other Taxing Authority, in each case, resulting from the failure of the Intended Tax Treatment of the Restructuring, the Contribution or the Distribution.

“Tax Representation Letters” means the representations provided by VS and L Brands to the Tax Adviser in connection with the rendering by the Tax Adviser of the Tax Opinion.

“Tax Return” means any Tax return, statement, report, form, election, bill, certificate, claim or surrender (including estimated Tax returns and reports, extension requests and forms, and information returns and reports), or statement or other document or written information filed or required to be filed with any Taxing Authority, including any amendment thereof and any appendix, schedule or attachment thereto.

“Taxing Authority” means any Governmental Authority (domestic or foreign), including, without limitation, any state, municipality, political subdivision or governmental agency, responsible for the imposition, assessment, administration, collection, enforcement or determination of any Tax.

 “Transfer Taxes” means all U.S. federal, state, local or non-U.S. sales, use, privilege, transfer, documentary, stamp, duties, real estate transfer, controlling interest transfer, recording and similar Taxes and fees (including any penalties, interest or additions thereto) imposed upon any member of the L Brands Group or any member of the VS Group in connection with the Restructuring, the Contribution or the Distribution.

“VS Business” has the meaning set forth in the Separation Agreement.

“VS Carried Item” means any Tax Attribute of the VS Group that may or must be carried from one Taxable period to another prior Taxable period, or carried from one Taxable period to another subsequent Taxable period, under the Code or other Applicable Tax Law.

“VS Common Stock” has the meaning set forth in the Separation Agreement.

“VS Compensatory Equity Interests” means any options, stock appreciation rights, restricted stock, stock units or other rights with respect to the capital stock of VS that are granted on or prior to the Distribution Date by any member of the VS Group in connection with employee, independent contractor or director compensation or other employee benefits (including, for the avoidance of doubt, options, stock appreciation rights, restricted stock, restricted stock units, performance share units or other rights issued in respect of any of the foregoing by reason of the Distribution or any subsequent transaction).

“VS Disqualifying Action” means (a) any action (or the failure to take any action) by any member of the VS Group after the Distribution Time (including entering into any agreement, understanding or arrangement or any negotiations with respect to any transaction or series of transactions), (b) any event (or series of events) after the Distribution Time involving the capital stock of VS or any assets of any member of the VS Group or (c) any breach by any member of the VS Group after the Distribution Time of any representation, warranty or covenant made by them in this Agreement, that, in each case, would affect the Intended Tax Treatment; provided, however, that the term “VS Disqualifying Action” shall not include any action entered into pursuant to any Distribution Document (other than this Agreement) or that is undertaken pursuant to the Restructuring, the Contribution or the Distribution.

“VS Group” has the meaning set forth in the Separation Agreement.

“VS Post-2020 Separate Income Tax Return” means any VS Separate Tax Return that is an Income Tax Return, other than a Pre-2021 VS Separate Tax Return.

“VS Post-2020 Separate Non-Income Tax Return” means any VS Separate Tax Return that is not a VS Separate Income Tax Return, other than a Pre-2021 VS Separate Tax Return.

“VS Separate Tax Return” means any Separate Tax Return of or including any member of the VS Group.

“VS Specified Tax Attributes” means any Tax Attributes listed on Schedule D-2.

(b)          Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Due Date	Section 12(a)
Internal Tax-Free Transactions	Schedule A
Past Practices	Section 4(f)(i)
Reimbursable Payment	Section 7(b)
Reimbursement Adjustment	Section 7(b)
Section 336(e) Election	Section 10(a)
Section 9(b)(iv)(F) Acquisition Transaction	Section 9(b)(iv)(F)
Tax Arbiter	Section 25
Tax Benefit Recipient	Section 8(c)

(c)          All capitalized terms used but not defined herein shall have the same meanings as in the Separation Agreement.  Any term used in this Agreement which is not defined in this Agreement or the Separation Agreement shall, to the extent the context requires, have the meaning assigned to it in the Code or the applicable Treasury Regulations thereunder (as interpreted in administrative pronouncements and judicial decisions) or in comparable provisions of Applicable Tax Law.

Section 2.          Sole Tax Sharing Agreement.  Any and all existing Tax sharing agreements or arrangements, written or unwritten, between any member of the L Brands Group, on the one hand, and any member of the VS Group, on the other hand, if not previously terminated, shall be terminated as of the Distribution Date without any further action by the Parties thereto.  Following the Distribution, no member of the VS Group or the L Brands Group shall have any further rights or liabilities thereunder, and this Agreement and the Distribution Documents (to the extent such Distribution Documents reflect an agreement between the Parties as to Tax sharing) shall be the sole Tax sharing agreements between the members of the VS Group, on the one hand, and the members of the L Brands Group, on the other hand.

Section 3.          Allocation of Taxes.

(a)          General Allocation Principles.  Except as provided in Section 3(c), all Taxes shall be allocated as follows:

(i)          Allocation of Taxes Reflected on Joint Tax Returns.  Except as provided in Section 3(b), L Brands shall be allocated all Taxes reported, or required to be reported, on any Joint Tax Return that any member of the L Brands Group or VS Group files or is required to file under the Code or other Applicable Tax Law; provided, however, that to the extent any such Joint Tax Return includes any Tax Item attributable to (A) any member of the VS Group or (B) the VS Business, in each case, in respect of any Post-Distribution Period, VS shall be allocated all Taxes attributable to such Tax Items as determined by L Brands in its reasonable discretion.

(ii)          Allocation of Taxes Reflected on Separate Tax Returns.

(A)          L Brands shall be allocated all Taxes reported, or required to be reported, on (x) an L Brands Separate Tax Return, (y) a Pre-2021 VS Separate  Tax Return or (z) a VS Post-2020 Separate Non-Income Tax Return to the extent such Taxes are attributable to any Pre-Distribution Period (as determined in accordance with Section 3(b)).

(B)          VS shall be allocated all Taxes reported, or required to be reported, on (x) a VS Post-2020 Separate Income Tax Return or (y) a VS Post-2020 Separate Non-Income Tax Return to the extent such Taxes are attributable to any Post-Distribution Period (as determined in accordance with Section 3(b)).

(iii)          Taxes Not Reported on Tax Returns.

(A)          L Brands shall be allocated any Tax attributable to any member of the L Brands Group that is not required to be reported on a Tax Return.

(B)          VS shall be allocated any Tax attributable to any member of the VS Group that is not required to be reported on a Tax Return.

(b)          Allocation Conventions.

(i)          All Taxes allocated pursuant to Section 3(a), other than Income Taxes allocated pursuant to Section 3(a)(ii)(B)(x), shall be allocated in accordance with the Closing of the Books Method; provided, however, that if Applicable Tax Law does not permit a VS Group member to close its Taxable year on the Distribution Date, the Tax attributable to the operations of the members of the VS Group for any Pre-Distribution Period shall be the Tax computed using a hypothetical closing of the books consistent with the Closing of the Books Method (except to the extent otherwise agreed upon by L Brands and VS).

(ii)          Any Tax Item of VS or any member of the VS Group arising from a transaction engaged in outside the ordinary course of business on the Distribution Date after the Distribution Time shall be allocable to VS and any such transaction by or with respect to VS or any member of the VS Group occurring after the Distribution Time shall be treated for all Tax purposes (to the extent permitted by Applicable Tax Law) as occurring at the beginning of the day following the Distribution Date in accordance with the principles of Treasury Regulations Section 1.1502-76(b) (assuming no election is made under Treasury Regulations Section 1.1502-76(b)(2)(ii) (relating to a ratable allocation of a year’s Tax Items)); provided that the foregoing shall not include any action that is undertaken pursuant to the Restructuring, the Contribution or the Distribution.

(c)          Special Allocation Rules.  Notwithstanding any other provision in this Section 3, the following Taxes shall be allocated as follows:

(i)          Transfer Taxes. Transfer Taxes shall be allocated 50% to VS and 50% to L Brands

(ii)          Taxes Relating to L Brands Compensatory Equity Interests.  Any Tax liability (including, for the avoidance of doubt, the satisfaction of any withholding Tax obligation) relating to the issuance, exercise, vesting or settlement of any L Brands Compensatory Equity Interest shall be allocated in a manner consistent with Section 7.

(iii)          Distribution Taxes and Tax-Related Losses.  Any liability for Distribution Taxes and Tax-Related Losses resulting from a VS Disqualifying Action shall be allocated in a manner consistent with Section 11(a)(iii).

(iv)          Section 965 Taxes.  Any installment payments required to be made pursuant to the election made by a member of the L Brands Group or a member of the VS Group (that was a member of such VS Group prior to the Distribution Date) under Section 965(h) of the Code, and any adjustments thereto, shall be allocated to L Brands.

(v)          Taxes Covered by Distribution Documents. Subject to the preceding clauses of Section 3(c), any liability or other matter relating to Taxes that is specifically addressed in any Distribution Document shall be allocated or governed as provided in such Distribution Document.

(vi)          Cash Management Transfer Taxes. Notwithstanding anything in this Agreement to the contrary, L Brands shall be allocated any and all Cash Management Transfer Taxes.

Section 4.          Preparation and Filing of Tax Returns.

(a)          L Brands Prepared Tax Returns. L Brands shall prepare and file, or cause to be prepared and filed, all (i) Joint Tax Returns, (ii) L Brands Separate Tax Returns and (iii) Pre-2021 VS Separate Tax Returns; provided, that to the extent any such Tax Return includes an MFE APA Period, such Tax Return shall be prepared in a manner consistent with the MFE APA. To the extent any Joint Tax Return reflects operations of the VS Group for a Taxable period that includes the Distribution Date, L Brands shall include in such Joint Tax Return the results of such member of the VS Group, as the case may be, on the basis of the Closing of the Books Method to the extent permitted by Applicable Tax Law. If a member of the VS Group is responsible for the filing of any such Tax Return under Applicable Tax Law, L Brands shall, subject to the procedures set forth in Sections 4(c), 4(d) and 4(e), deliver such prepared Tax Return to VS in advance of the applicable filing deadline.

(b)          VS Prepared Tax Returns. VS shall prepare and file (or cause to be prepared and filed) any VS Post-2020 Separate Income Tax Return and any VS Post-2020 Separate Non-Income Tax Return.

(c)          Determination of Responsible Party. L Brands, in consultation with VS, shall determine which Party or their respective Affiliates is required to file any Joint Tax Return or Separate Tax Return under Applicable Tax Law.

(d)          Provision of Information; Timing.  VS shall maintain all necessary information for L Brands (or any of its Affiliates) to file any Tax Return that L Brands is required or permitted to file under this Section 4, and shall provide to L Brands all such necessary information in accordance with the L Brands Group’s past practice.  L Brands shall maintain all necessary information for VS (or any of its Affiliates) to file any Tax Return that VS is required or permitted to file under this Section 4, and shall provide VS with all such necessary information in accordance with the L Brands Group’s past practice.

(e)          Right to Review.

(i)          The Party responsible for preparing (or causing to be prepared) any Tax Return under this Section 4 shall make such Tax Return and related workpapers available for review by the other Party, if requested, to the extent (i) such Tax Return relates to Taxes for which the requesting Party would be liable under Section 3, (ii) such Tax Return relates to such Taxes described in clause (i) and the requesting Party would reasonably be expected to be liable in whole or in part for any additional Taxes owing as a result of adjustments to the amount of such Taxes reported on such Tax Return or (iii) such Tax Return relates to Taxes for which the requesting Party would reasonably be expected to have a claim for Tax Benefits under this Agreement. The Party responsible for preparing (or causing to be prepared) the relevant Tax Return shall (x) use its reasonable best efforts to make such portion of such Tax Return available for review as required under this paragraph sufficiently in advance of the due date for the filing of such Tax Return to provide the requesting Party with a meaningful opportunity to analyze and comment on such Tax Return and (y) use reasonable best efforts to have such Tax Return modified before filing, taking into account the Person responsible for payment of the Tax (if any) reported on such Tax Return and whether the amount of Tax liability allocable to the requesting Party with respect to such Tax Return is material. The Parties shall attempt in good faith to resolve any issues arising out of the review of such Tax Return.

(ii)          Notwithstanding the foregoing, other than a VS Separate Non-Income Tax Return that relates solely to a Post-Distribution Period, VS shall submit a draft of any VS Separate Non-Income Tax Return that it is required to prepare and that is required to be filed after the Distribution Date to L Brands. With respect to such VS Separate Non-Income Tax Return, VS (A) shall make such Tax Return available for review as required under this paragraph sufficiently in advance of the due date for the filing of such Tax Return to provide L Brands with a meaningful opportunity to analyze and comment on such Tax Return, and (B) shall not file or cause to be filed any such Tax Return without the consent of L Brands, which consent shall not be unreasonably withheld or delayed.

(f)          Special Rules Relating to the Preparation of Tax Returns.

(i)          General Rule.  Except as provided in this Section 4(f)(i), VS shall prepare (or cause to be prepared) any Tax Return, with respect to Taxable periods (or portions thereof) ending prior to or on the Distribution Date, for which it is responsible under this Section 4 in accordance with past practices, accounting methods, elections or conventions (“Past Practices”) used by the members of the L Brands Group prior to the Distribution Date with respect to such Tax Return to the extent permitted by Applicable Law, and to the extent any items, methods or positions are not covered by Past Practices, as directed by L Brands in its sole discretion to the extent permitted by Applicable Law.

(ii)          Consistency with Intended Tax Treatment.  All Tax Returns that include any member of the L Brands Group or any member of the VS Group shall be prepared in a manner that is consistent with the Intended Tax Treatment.

(iii)          VS Separate Tax Returns.  With respect to any VS Post-2020 Separate Income Tax Return or any VS Post-2020 Separate Non-Income Tax Return, VS and the other members of the VS Group shall include such Tax Items in such Tax Return in a manner that is consistent with the inclusion of such Tax Items in any related Tax Return for which L Brands is responsible to the extent such Tax Items are allocated in accordance with this Agreement.

(iv)          Election to File Joint Tax Returns.  L Brands shall be entitled in its sole discretion to file any Combined Tax Return if the filing of such Tax Return is elective under Applicable Tax Law. Each member of any such Combined Group shall execute and file such consents, elections and other documents as may be required, appropriate or otherwise requested by L Brands in connection with the filing of such Joint Tax Returns.

(v)          Preparation of Transfer Tax Returns.  The Company required under Applicable Tax Law to file any Tax Returns in respect of Transfer Taxes shall prepare and file (or cause to be prepared and filed) such Tax Returns.  If required by Applicable Tax Law, L Brands and VS shall, and shall cause their respective Affiliates to, cooperate in preparing and filing, and join the execution of, any such Tax Returns.

(g)          Payment of Taxes.  L Brands shall pay (or cause to be paid) to the proper Taxing Authority the Tax shown as due on any Tax Return for which a member of the L Brands Group is responsible for filing under this Section 4, and VS shall pay (or cause to be paid) to the proper Taxing Authority the Tax shown as due on any Tax Return for which a member of the VS Group is responsible for filing under this Section 4. If any member of the L Brands Group is required to make a payment to a Taxing Authority for Taxes allocated to VS under Section 3, VS shall pay the amount of such Taxes to L Brands in accordance with Section 11 and Section 12. If any member of the VS Group is required to make a payment to a Taxing Authority for Taxes allocated to L Brands under Section 3, L Brands shall pay the amount of such Taxes to VS in accordance with Section 11 and Section 12.

Section 5.          Apportionment of Earnings and Profits and Tax Attributes.

(a)          Any Tax Attributes arising in a Pre-Distribution Period will be allocated to (and the benefits and burdens of such Tax Attributes will inure to) the members of the L Brands Group and the members of the VS Group in accordance with L Brands’ historical practice (including historical methodologies for making corporate allocations), the Code, Treasury Regulations, and any applicable state, local and foreign law, as determined by L Brands in its sole discretion.

(b)          L Brands shall in good faith, based on information reasonably available to it, advise VS in writing, as soon as reasonably practicable after the close of the relevant Taxable period in which the Distribution occurs, of L Brands’ estimate of the portion, if any, of any earnings and profits, previously taxed earnings and profits (within the meaning of Section 959 of the Code (“PTI”), Tax Attributes, Tax basis, overall foreign loss or other consolidated, combined or unitary attribute which L Brands determines is expected to be allocated or apportioned to the members of the VS Group under Applicable Tax Law.  In the event of any adjustment to the previously delivered estimates of the portion of earnings and profits, Tax Attributes, Tax basis, overall foreign loss or other consolidated, combined or unitary attribute determined by L Brands, L Brands shall promptly advise VS in writing of such adjustment.  For the avoidance of doubt, L Brands shall not be liable to any member of the VS Group for any failure of any determination under this Section 5(b) to be accurate under Applicable Tax Law, provided such determination was made in good faith.  All members of the VS Group shall prepare all Tax Returns in accordance with the written notices provided by L Brands to VS pursuant to this Section 5(b).

(c)          Except as otherwise provided herein, to the extent that the amount of any earnings and profits, PTI, Tax Attributes, Tax basis, overall foreign loss or other consolidated, combined or unitary attribute allocated to members of the L Brands Group or the VS Group pursuant to Section 5(b) is later reduced or increased by a Taxing Authority or as a result of a Tax Proceeding, such reduction or increase shall be allocated to the Company to which such earnings and profits, Tax Attributes, Tax basis, overall foreign loss or other consolidated, combined or unitary attribute was allocated pursuant to this Section 5, as determined by L Brands in good faith.

Section 6.          Utilization of Tax Attributes.

(a)          Amended Returns.  Any amended Tax Return or claim for a refund with respect to any member of the VS Group may be made only by the Party responsible for preparing the original Tax Return with respect to such member of the VS Group pursuant to Section 4.

(b)          No Carryback Election. The Parties hereby agree, except with respect to any L Brands Specified Tax Attribute (as to which L Brands shall have sole discretion), (i) not to make or cause to be made any election to claim (A) in any Pre-Distribution Period or (B) in any Joint Tax Return a VS Carried Item from a Post-Distribution Period and (ii) to elect, to the extent permitted by Applicable Tax Law, to forgo the right to carry back any VS Carried Item from a Post-Distribution Period to (A) a Pre-Distribution Period or (B) a Joint Tax Return.

(c)	VS Carrybacks.

(i)          If a member of the VS Group reasonably determines that it is required by Applicable Tax Law to carry back any VS Carried Item to (i) a Pre-Distribution Period or (ii) a Joint Tax Return, it shall notify L Brands in writing of such determination at least ninety (90) days prior to filing the Tax Return on which such carryback will be reflected. Such notification shall include a description in reasonable detail of the basis for any expected Tax Benefit and the amount thereof. If L Brands disagrees with such determination, the Parties shall resolve their disagreement pursuant to the procedures set forth in Section 25.

(ii)          If a VS Carried Item (other than an L Brands Specified Tax Attribute) is carried back to (i) a Pre-Distribution Period or (ii) a Joint Tax Return pursuant to Section 6(c)(i), L Brands shall be required to make a payment to the VS Group in an amount equal to the Tax Benefit in respect of such VS Carried Item in accordance with Section 8(c).

(d)          Carryforwards to Separate Tax Returns.  If a portion or all of any Tax Attribute is allocated to a member of a Combined Group pursuant to Section 5 and carried forward to a VS Post-2020 Separate Income Tax Return, any Tax Benefits arising from such carryforward shall be retained by the VS Group.  If a portion or all of any Tax Attribute is allocated to a member of a Combined Group pursuant to Section 5, and is carried forward to a L Brands Separate Tax Return, any Tax Benefits arising from such carryforward shall be retained by the L Brands Group.

Section 7.          Deductions and Reporting for Certain Awards.

(a)          Deductions.  To the extent permitted by Applicable Tax Law, income Tax deductions with respect to the issuance, exercise, vesting or settlement after the Distribution Date of any L Brands Compensatory Equity Interests or VS Compensatory Equity Interests shall be claimed (i) in the case of an active officer or employee, solely by the Group that employs such Person at the time of such issuance, exercise, vesting, or settlement, as applicable; (ii) in the case of a former officer or employee, solely by the Group that was the last to employ such Person; and (iii) in the case of a director or former director (who is not an officer or employee or former officer or employee of a member of either Group), (x) solely by the L Brands Group if such person was, at any time before or after the Distribution, a director of any member of the L Brands Group, and (y) in any other case, solely by the VS Group.

(b)          If, notwithstanding clause (a), it is reasonably likely that the VS Group will, under Applicable Tax Law, utilize a deduction for a Taxable period ending after the Distribution Date with respect to (i) the issuance, exercise, vesting or settlement after the Distribution Date of any L Brands Compensatory Equity Interests, or (ii) any liability with respect to compensation required to be paid or satisfied by, or otherwise allocated to, any member of the L Brands Group in accordance with any Distribution Document (the “Reimbursable Payment”), L Brands shall reduce the amount payable to the relevant member of the VS Group with respect to the Reimbursable Payment by [__]% (the “Reimbursement Adjustment”).

(c)          Withholding and Reporting.  All applicable withholding and reporting responsibilities (including all income, payroll or other Tax reporting related to income to any current or former employee) with respect to the issuance, exercise, vesting or settlement of any L Brands Compensatory Equity Interests or VS Compensatory Equity Interests shall be the responsibility of the Party to which such responsibility has been prescribed by Section 8.04 of the Employee Matters Agreement. L Brands and VS acknowledge and agree that the Parties shall cooperate with each other and with third-party providers to effectuate withholding and remittance of Taxes, as well as required Tax reporting, in a timely manner.

Section 8.          Tax Benefits.

(a)          L Brands Tax Benefits. L Brands shall be entitled to any Tax Benefits (including, in the case of any refund received, any interest actually received on or in respect thereof) received by any member of the L Brands Group or any member of the VS Group, other than any Tax Benefits (or any amounts in respect of Tax Benefits) to which VS is entitled pursuant to Section 8(b) (or, with respect to any VS Carried Item, Section 6).  VS shall not be entitled to any Tax Benefits received by any member of the L Brands Group or the VS Group, except as set forth in Section 8(b).

(b)          VS Tax Benefits.  VS shall be entitled to any Tax Benefits (including, in the case of any refund received, any interest actually received on or in respect thereof) received by any member of the L Brands Group or any member of the VS Group after the Distribution Date (i) with respect to any Tax allocated to a member of the VS Group under this Agreement (including, for the avoidance of doubt, any amounts allocated to VS pursuant to Section 3(c)(iii)) or (ii) resulting from a VS Specified Tax Attribute, in each case, other than (x) any Tax Benefits resulting from a VS Carried Item, which shall be governed by Section 6 and (y) any Tax Benefit resulting from an L Brands Specified Tax Attribute.

(c)          A Company receiving (or realizing) a Tax Benefit to which another Company is entitled hereunder (a “Tax Benefit Recipient”) shall pay over the amount of such Tax Benefit (including interest received from the relevant Taxing Authority, but net of any Taxes imposed with respect to such Tax Benefit and any other reasonable costs associated therewith) within thirty (30) days of receipt thereof (or from the due date for payment of any Tax reduced thereby); provided, however, that the other Company, upon the request of such Tax Benefit Recipient, shall repay the amount paid to the other Company (plus any penalties, interest or other charges imposed by the relevant Taxing Authority) in the event that, as a result of a subsequent Final Determination, a Tax Benefit that gave rise to such payment is subsequently disallowed.

Section 9.          Certain Representations and Covenants.

(a)          Representations.

(i)          VS and each other member of the VS Group represents that as of the date hereof, and covenants that as of the Distribution Date, there is no plan or intention:

(A)          to liquidate VS or to merge or consolidate any member of the VS Group with any other Person subsequent to the Distribution;

(B)          to sell, transfer or otherwise dispose of any material asset of any member of the VS Group, except in the ordinary course of business;

(C)          to take or fail to take any action in a manner that is inconsistent with the written information and representations furnished by VS to the Tax Adviser in connection with the Tax Representation Letters or the Tax Opinion;

(D)          to repurchase stock of VS other than in a manner that satisfies the requirements of Section 4.05(1)(b) of IRS Revenue Procedure 96-30 (as in effect prior to the amendment of such Revenue Procedure by IRS Revenue Procedure 2003-48) and consistent with any representations made to the Tax Adviser in connection with the Tax Representation Letters;

(E)          to take or fail to take any action in a manner that management of VS knows, or should know, is reasonably likely to contravene any agreement with a Taxing Authority entered into prior to the Distribution Date to which any member of the VS Group or the L Brands Group is a party; or

(F)          to enter into any negotiations, agreements, or arrangements with respect to transactions or events (including stock issuances, pursuant to the exercise of options or otherwise, option grants, the adoption of, or authorization of shares under, a stock option plan, capital contributions, or acquisitions, but not including the Distribution) that could reasonably be expected to cause the Distribution to be treated as part of a plan (within the meaning of Section 355(e) of the Code) pursuant to which one or more Persons acquire directly or indirectly VS stock representing a 50% or greater interest within the meaning of Section 355(d)(4) of the Code.

(b)          Covenants.

(i)          VS shall not, and shall not permit any other member of the VS Group to, take or fail to take any action that constitutes a VS Disqualifying Action.

(ii)          VS shall not, and shall not permit any other member of the VS Group to, take or fail to take any action that is inconsistent with the information and representations furnished by VS to the Tax Adviser in connection with the Tax Representation Letters or the Tax Opinion.

(iii)          VS shall not, and shall not permit any other member of the VS Group to, take or fail to take any action in a manner that management of VS knows, or should know, is reasonably likely to contravene any agreement with a Taxing Authority entered into prior to the Distribution Date to which any member of the VS Group or the L Brands Group is a party.

(iv)          During the two-year period following the Distribution Date:

(A)          VS shall (v) maintain its status as a company engaged in the Active Trade or Business for purposes of Section 355(b)(2) of the Code, (w) not engage in any transaction that would result in it ceasing to be a company engaged in the Active Trade or Business for purposes of Section 355(b)(2) of the Code, (x) cause each other member of the VS Group whose Active Trade or Business is relied upon for purposes of qualifying the Distribution or any component of the Restructuring for the Intended Tax Treatment to maintain its status as a company engaged in such Active Trade or Business for purposes of Section 355(b)(2) of the Code and any such other Applicable Tax Law, (y) not engage in any transaction or permit any other member of the VS Group to engage in any transaction that would result in a member of the VS Group described in clause (x) hereof ceasing to be a company engaged in the relevant Active Trade or Business for purposes of Section 355(b)(2) of the Code or such other Applicable Tax Law, taking into account Section 355(b)(3) of the Code for purposes of each of clauses (v) through (y) hereof and (z) not dispose of or permit a member of the VS Group to dispose of, directly or indirectly, any interest in a member of the VS Group described in clause (x) hereof or permit any such member of the VS Group to make or revoke any election under Treasury Regulation Section 301.7701-3;

(B)          VS shall not repurchase stock of VS in a manner contrary to the requirements of Section 4.05(1)(b) of IRS Revenue Procedure 96-30 (as in effect prior to the amendment of such Revenue Procedure by IRS Revenue Procedure 2003-48) or inconsistent with any representations made by VS to the Tax Adviser in connection with the Tax Representation Letters;

(C)          VS shall not, and shall not agree to, merge, consolidate or amalgamate with any other Person;

(D)          VS shall not, and shall not permit any other member of the VS Group to, or to agree to, sell or otherwise issue to any Person, any Equity Interests of VS or of any other member of the VS Group; provided, however, that VS may issue Equity Interests to the extent such issuances satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulations Section 1.355-7(d);

(E)          VS shall not, and shall not permit any other member of the VS Group to (I) solicit any Person to make a tender offer for, or otherwise acquire or sell, the Equity Interests of VS or any member of the VS Group, (II) participate in or support any unsolicited tender offer for, or other acquisition, issuance or disposition of, the Equity Interests of VS or any member of the VS Group or (III) approve or otherwise permit any proposed business combination or any transaction which, in the case of clauses (I) or (II), individually or in the aggregate, together with any transaction occurring within the four-year period beginning on the date which is two years before the Distribution Date and any other transaction which is part of a plan or series of related transactions (within the meaning of Section 355(e) of the Code) that includes the Distribution, could result in one or more Persons acquiring (except for acquisitions that otherwise satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulation Section 1.355-7(d)) directly or indirectly stock representing a 25% or greater interest, by vote or value, in VS, [__] or [__] (or any successor thereto) (any such transaction, a “Proposed Acquisition Transaction”); provided further that any clarification of, or change in, the statute or regulations promulgated under Section 355(e) of the Code shall be incorporated in the restrictions in this clause (iv) and the interpretation thereof;

(F)          if any member of the VS Group proposes to enter into any transaction or series of transactions that is not a Proposed Acquisition Transaction but would be a Proposed Acquisition Transaction if the percentage reflected in the definition of Proposed Acquisition Transaction were 15% instead of 25% (a “Section 9(b)(iv)(F) Acquisition Transaction”) or, to the extent VS has the right to prohibit any Section 9(b)(iv)(F) Acquisition Transaction, proposes to permit any Section 9(b)(iv)(F) Acquisition Transaction to occur, in each case, VS shall provide L Brands, no later than 10 Business Days following the signing of any written agreement with respect to the Section 9(b)(iv)(F) Acquisition Transaction, a written description of such transaction (including the type and amount of Equity Interests to be issued or sold in such transaction) and a certificate of the board of directors of VS to the effect that the Section 9(b)(iv)(F) Acquisition Transaction is not a Proposed Acquisition Transaction; and

(G)          VS shall not, and shall not permit any other member of the VS Group to, amend its certificate of incorporation (or other organizational documents), or take any other action, whether through a stockholder vote or otherwise, affecting the voting rights of the Equity Interests of VS (including, without limitation, through the conversion of one class of Equity Interests of VS into another class of Equity Interests of VS).

(H)          VS shall not transfer, to any member of the VS Group that is treated as a corporation for U.S. federal income tax purposes, any asset that was transferred to VS in the Contribution.

(v)          VS shall not take or fail to take, or permit any other member of the VS Group to take or fail to take, any action which prevents or could reasonably be expected to result in Tax treatment that is inconsistent with the Intended Tax Treatment.

(c)          VS Covenants Exceptions.  Notwithstanding the provisions of Section 9(b), VS and the other members of the VS Group may take any action that would reasonably be expected to be inconsistent with the covenants contained in Section 9(b), if either: (i) VS notifies L Brands of its proposal to take such action and VS and L Brands obtain a ruling from the IRS to the effect that such action will not affect the Intended Tax Treatment, provided that VS agrees in writing to bear any expenses associated with obtaining such a ruling and, provided further that the VS Group shall not be relieved of any liability under Section 11(a) of this Agreement by reason of seeking or having obtained such a ruling; or (ii) VS notifies L Brands of its proposal to take such action and obtains an unqualified opinion of counsel (A) from a Tax advisor recognized as an expert in federal income Tax matters and acceptable to L Brands in its sole discretion, (B) on which L Brands may rely and (C) to the effect that such action “will” not affect the Intended Tax Treatment, provided that the VS Group shall not be relieved of any liability under Section 11(a) of this Agreement by reason of having obtained such an opinion.

Section 10.          Tax Receivables Arrangements.

(a)          Section 336(e) Election.  Pursuant to Treasury Regulations Sections 1.336-2(h)(1)(i) and 1.336-2(j), L Brands and VS agree that L Brands may make a timely protective election under Section 336(e) of the Code and the Treasury Regulations issued thereunder and under any comparable provisions of state, local or foreign law for each member of the VS Group that is a domestic corporation for U.S. federal income Tax purposes with respect to the Distribution (a “Section 336(e) Election”).  It is intended that a Section 336(e) Election will have no effect unless the Distribution is a “qualified stock disposition,” as defined in Treasury Regulations Section 1.336(e)-1(b)(6), by reason of the application of Treasury Regulations Section 1.336-1(b)(5)(i)(B) or Treasury Regulations Section 1.336-1(b)(5)(ii), or under any comparable provisions of state, local or foreign law in any other jurisdiction.

(b)          L Brands TRA.  If any Specified Event results in the imposition of a liability for Taxes (including any Taxes attributable to the Section 336(e) Election) that are not allocated to VS pursuant to Section 3, (i) L Brands shall be entitled to periodic payments from VS equal to the product of (x) 85% of the Tax savings attributable to Tax Attributes arising from such Specified Event and (y) the percentage of Taxes arising from such Specified Event that are not allocated to VS pursuant to Section 3, and (ii) the Parties shall negotiate in good faith the terms of a tax receivable agreement to govern the calculation of such payments; provided that any such tax savings in clause (i) shall be determined using a “with and without” methodology (treating any Tax Attribute arising from any Specified Event as the last items claimed for any Taxable year, including after the utilization of any carryforwards).  Notwithstanding the foregoing, L Brands may, at its sole discretion, waive its right to receive any and all payments pursuant to this Section 10(b).

Section 11.          Indemnities.

(a)          VS Indemnity to L Brands.  Except in the case of any liabilities described in Section 11(b), VS and each other member of the VS Group shall jointly and severally indemnify L Brands and the other members of the L Brands Group against, and hold them harmless, without duplication, from:

(i)          any Tax liability allocated to VS pursuant to Section 3;

(ii)          any Tax liability and Tax-Related Losses attributable to a breach, after the Distribution Time, by VS or any other member of the VS Group of any representation, covenant or provision contained in this Agreement (including, for the avoidance of doubt, any Taxes and Tax-Related Losses resulting from any breach for which the conditions set forth in Section 9(c) are satisfied);

(iii)          any Distribution Taxes and Tax-Related Losses attributable to a VS Disqualifying Action (including, for the avoidance of doubt, any Taxes and Tax-Related Losses resulting from any action for which the conditions set forth in Section 9(c) are satisfied); and

(iv)          all liabilities, costs, expenses (including, without limitation, reasonable expenses of investigation and attorneys’ fees and expenses), losses, damages, assessments, settlements or judgments arising out of or incident to the imposition, assessment or assertion of any Tax liability or damage described in (i), (ii) or (iii), including those incurred in the contest in good faith in appropriate proceedings relating to the imposition, assessment or assertion of any such Tax, liability or damage.

(b)          L Brands Indemnity to VS.  Except in the case of any liabilities described in Section 11(a), L Brands and each other member of the L Brands Group will jointly and severally indemnify VS and the other members of the VS Group against, and hold them harmless, without duplication, from:

(i)          any Tax liability allocated to L Brands pursuant to Section 3;

(ii)          any Taxes imposed on any member of the VS Group under Treasury Regulations Section 1.1502-6 (or similar or analogous provision of state, local or foreign law) solely as a result of any such member being or having been a member of a Combined Group; and

(iii)          all liabilities, costs, expenses (including, without limitation, reasonable expenses of investigation and attorneys’ fees and expenses), losses, damages, assessments, settlements or judgments arising out of or incident to the imposition, assessment or assertion of any Tax liability or damage described in (i) or (ii), including those incurred in the contest in good faith in appropriate proceedings relating to the imposition, assessment or assertion of any such Tax, liability or damage.

(c)          Discharge of Indemnity.  VS, L Brands and the members of their respective Groups shall discharge their obligations under Section 11(a) or Section 11(b) hereof, respectively, by paying the relevant amount in accordance with Section 12, within thirty (30) Business Days of demand therefor or, to the extent such amount is required to be paid to a Taxing Authority prior to the expiration of such thirty (30) Business Days, at least ten (10) Business Days prior to the date by which the demanding party is required to pay the related Tax liability.  Any such demand shall include a statement showing the amount due under Section 11(a) or Section 11(b), as the case may be. Notwithstanding the foregoing, if any member of the VS Group or any member of the L Brands Group disputes in good faith the fact or the amount of its obligation under Section 11(a) or Section 11(b), then no payment of the amount in dispute shall be required until any such good faith dispute is resolved in accordance with Section 25 hereof; provided, however, that any amount not paid within thirty (30) Business Days of demand therefor shall bear interest as provided in Section 12.

(d)          Corresponding Tax Benefits.  If an indemnification obligation of any member of the L Brands Group or any member of the VS Group, as the case may be, under this Section 11 arises in respect of an adjustment that makes allowable to an Indemnitee any reduction in Taxes payable by the Indemnitee or other Tax benefit which would not, but for such adjustment, be allowable, then any such indemnification obligation shall be an amount equal to (i) the amount otherwise due but for this Section 11(d), minus (ii) the reduction in actual cash Taxes payable by the Indemnitee in the Taxable year in which such indemnification obligation arises, determined on a “with and without” basis.

Section 12.          Payments.

(a)          Timing.  All payments to be made under this Agreement (excluding, for the avoidance of doubt, any payments to a Taxing Authority described herein) shall be made in immediately available funds.  Except as otherwise provided, all such payments will be due thirty (30) Business Days after the receipt of notice of such payment or, where no notice is required, thirty (30) Business Days after the fixing of liability or the resolution of a dispute (the “Due Date”).  Payments shall be deemed made when received.  Any payment that is not made on or before the Due Date shall bear interest at the rate equal to the “prime” rate as published on such Due Date in the Wall Street Journal, Eastern Edition, for the period from and including the date immediately following the Due Date through and including the date of payment.  With respect to any payment required to be made under this Agreement, L Brands has the right to designate, by written notice to VS, which member of the L Brands Group will make or receive such payment.

(b)          Treatment of Payments.  To the extent permitted by Applicable Tax Law, any payment made by L Brands or any member of the L Brands Group to VS or any member of the VS Group, or by VS or any member of the VS Group to L Brands or any member of the L Brands Group, pursuant to this Agreement, the Separation Agreement or any other Distribution Document that relates to Taxable periods (or portions thereof) ending on or before the Distribution Date shall be treated by the parties hereto for all Tax purposes as a distribution by VS to L Brands, or a capital contribution from L Brands to VS, as the case may be; provided, however, that any payment made pursuant to Section [__] of the Separation Agreement shall instead be treated as if the party required to make a payment of received amounts had received such amounts as agent for the other party; provided further that any payment made pursuant to Section [__] of the Transition Services Agreement shall instead be treated as a payment for services.  In the event that a Taxing Authority asserts that a party’s treatment of a payment described in this Section 12(b) should be other than as required herein, such party shall use its reasonable best efforts to contest such assertion in a manner consistent with Section 15 of this Agreement.

(c)          No Duplicative Payment.  It is intended that the provisions of this Agreement shall not result in a duplicative payment of any amount required to be paid under the Separation Agreement or any other Distribution Document, and this Agreement shall be construed accordingly.

Section 13.          Guarantees.  L Brands and VS, as the case may be, each hereby guarantees and agrees to otherwise perform the obligations of each other member of the L Brands Group or the VS Group, respectively, under this Agreement.

Section 14.          Communication and Cooperation.

(a)          Consult and Cooperate.  L Brands and VS shall consult and cooperate (and shall cause each other member of their respective Groups to consult and cooperate) fully at such time and to the extent reasonably requested by the other party in connection with all matters subject to this Agreement.  Such cooperation shall include, without limitation:

(i)          the retention, and provision on reasonable request, of any and all information including all books, records, documentation or other information pertaining to Tax matters relating to the VS Group (or, in the case of any Tax Return of the L Brands Group, the portion of such return that relates to Taxes for which the VS Group may be liable pursuant to this Agreement), any necessary explanations of information, and access to personnel, until one year after the expiration of the applicable statute of limitation (giving effect to any extension, waiver or mitigation thereof);

(ii)          the execution of any document that may be necessary (including to give effect to Section 15) or helpful in connection with any required Tax Return or in connection with any audit, proceeding, suit or action; and

(iii)          the use of the parties’ commercially reasonable efforts to obtain any documentation from a Governmental Authority or a third party that may be necessary or helpful in connection with the foregoing.

(b)          Provide Information.  Except as set forth in Section 15, L Brands and VS shall keep each other reasonably informed with respect to any material development relating to the matters subject to this Agreement.

(c)          Tax Attribute Matters.  L Brands and VS shall promptly advise each other with respect to any proposed Tax adjustments that are the subject of an audit or investigation, or are the subject of any proceeding or litigation, and that may affect any Tax liability or any Tax Attribute (including, but not limited to, basis in an asset or the amount of earnings and profits) of any member of the VS Group or any member of the L Brands Group, respectively.

(d)          Confidentiality and Privileged Information.  Any information or documents provided under this Agreement shall be kept confidential by the party receiving the information or documents, except as may otherwise be necessary in connection with the filing of required Tax Returns or in connection with any audit, proceeding, suit or action.  Without limiting the foregoing (and notwithstanding any other provision of this Agreement or any other agreement), (i) no member of the L Brands Group or VS Group, respectively, shall be required to provide any member of the VS Group or L Brands Group, respectively, or any other Person access to or copies of any information or procedures other than information or procedures that relate solely to VS, the business or assets of any member of the VS Group, or matters for which VS or L Brands Group, respectively, has an obligation to indemnify under this Agreement, and (ii) in no event shall any member of the L Brands Group or the VS Group, respectively, be required to provide any member of the VS Group or L Brands Group, respectively, or any other Person access to or copies of any information if such action could reasonably be expected to result in the waiver of any privilege.  Notwithstanding the foregoing, in the event that L Brands or VS, respectively, determines that the provision of any information to any member of the VS Group or L Brands Group, respectively, could be commercially detrimental or violate any law or agreement to which L Brands or VS, respectively, is bound, L Brands or VS, respectively, shall not be required to comply with the foregoing terms of this Section 14(d) except to the extent that it is able, using commercially reasonable efforts, to do so while avoiding such harm or consequence (and shall promptly provide notice to L Brands or VS, to the extent such access to or copies of any information is provided to a Person other than a member of the L Brands Group or VS Group (as applicable)).

Section 15.          Audits and Contest.

(a)          Notice.  Each of L Brands or VS shall promptly notify the other in writing upon the receipt of any notice of Tax Proceeding from the relevant Taxing Authority or upon becoming aware of an actual or potential Tax Proceeding by a Taxing Authority that may affect the liability of any member of the VS Group or the L Brands Group, respectively, for Taxes under Applicable Law or this Agreement; provided, that a Party’s right to indemnification under this Agreement shall not be limited in any way by a failure to so notify, except to the extent that the indemnifying Party is prejudiced by such failure.

(b)          L Brands Control.  Notwithstanding anything in this Agreement to the contrary but subject to Sections 15(d) and 15(e), L Brands shall have the right to control all matters relating to any Joint Tax Return, any L Brands Separate Tax Return, any Pre-2021 VS Separate Tax Return, any VS Post-2020 Separate Non-Income Tax Return (to the extent related to Taxes attributable to a Pre-Distribution Period) and any Tax Return, or any Tax Proceeding, with respect to any Tax matters of a Combined Group or any member of a Combined Group (as such).  L Brands shall have absolute discretion with respect to any decisions to be made, or the nature of any action to be taken, with respect to any Tax matter described in the preceding sentence; provided, however, that to the extent that any Tax Proceeding relating to such a Tax matter is reasonably likely to give rise to an indemnity obligation of VS under Section 11 hereof, (i) L Brands shall keep VS informed of all material developments and events relating to any such Tax Proceeding described in this proviso and (ii) at its own cost and expense, VS shall have the right to participate in (but not to control) the defense of any such Tax Proceeding.

(c)          VS Assumption of Control; Non-Distribution Taxes.  If L Brands determines that the resolution of any matter pursuant to a Tax Proceeding (other than a Tax Proceeding relating to Distribution Taxes) is reasonably likely to have an adverse effect on the VS Group with respect to any Post-Distribution Period, L Brands, in its sole discretion, may permit VS to elect to assume control over disposition of such matter at VS’s sole cost and expense; provided, however, that if VS so elects, it will (i) be responsible for the payment of any liability arising from the disposition of such matter notwithstanding any other provision of this Agreement to the contrary and (ii) indemnify the L Brands Group for any increase in a liability and any reduction of a Tax asset of the L Brands Group arising from such matter.

(d)          VS Participation; Distribution Taxes.  L Brands shall have the right to control any Tax Proceeding relating to Distribution Taxes, provided that L Brands shall keep VS fully informed of all material developments and shall permit VS a reasonable opportunity to participate in the defense of the matter.

(e)          Specified Administrative Proceeding.  Notwithstanding the foregoing subsections of this Section 15, VS shall (A) control the Specified Administrative Matter at its own cost and expense, (B) keep L Brands informed of all material developments and events relating to the Specified Administrative Matter and (C) permit L Brands a reasonable opportunity to participate in (but not to control) the Specified Administrative Matter.  Subject to the foregoing, L Brands shall cooperate reasonably with VS in connection with the Specified Administrative Matter, including by (i) transferring to VS, upon reasonable request by VS, any and all information, including all books, records, documentation, information regarding vendor mark-ups or other information, pertaining to the Specified Tax Matter, (ii) executing and delivering such documents, agreements or other instruments as are reasonably required to perfect the entry into an MFE APA and (iii) consenting to VS’s engagement of any legal, accounting or economic advisor in connection with such Specified Tax Matter.

Section 16.          Notices.  Any notice, instruction, direction or demand under the terms of this Agreement required to be in writing shall be duly given upon delivery, if delivered by hand, facsimile transmission, email transmission, or mail, to the following addresses:

if to L Brands or the L Brands Group, to:

L Brands Corporation
Three Limited Parkway
Columbus, Ohio 43230
Attention: [__]
Email: [__]

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attention: [__]
Email: [__]

if to VS or the VS Group, to:

Victoria’s Secret & Co.
4 Limited Parkway East
Reynoldsburg, Ohio 43068
Attention: [__]
Email: [__]

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other party hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 17.          Costs and Expenses.  The Party that prepares any Tax Return shall bear the costs and expenses incurred in the preparation of such Tax Return.  Except as expressly set forth in this Agreement or the Separation Agreement, (i) each Party shall bear the costs and expenses incurred pursuant to this Agreement to the extent the costs and expenses are directly allocable to a liability or obligation allocated to such Party and (ii) to the extent a cost or expense is not directly allocable to a liability or obligation, it shall be borne by the Party incurring such cost or expense.  For purposes of this Agreement, costs and expenses shall include, but not be limited to, reasonable attorneys’ fees, accountants’ fees and other related professional fees and disbursements.

Section 18.          Effectiveness; Termination and Survival.  Except as expressly set forth in this Agreement, as between L Brands and VS, this Agreement shall become effective upon the consummation of the Distribution.  All rights and obligations arising hereunder shall survive until they are fully effectuated or performed; provided that, notwithstanding anything in this Agreement to the contrary, this Agreement shall remain in effect and its provisions shall survive for one year after the full period of all applicable statutes of limitation (giving effect to any extension, waiver or mitigation thereof) and, with respect to any claim hereunder initiated prior to the end of such period, until such claim has been satisfied or otherwise resolved.  This agreement shall terminate without any further action at any time before the Distribution upon termination of the Separation Agreement.

Section 19.          Specific Performance.  Each Party to this Agreement acknowledges and agrees that damages for a breach or threatened breach of any of the provisions of this Agreement would be inadequate and irreparable harm would occur.  In recognition of this fact, each Party agrees that, if there is a breach or threatened breach, in addition to any damages, the other nonbreaching Party to this Agreement, without posting any bond, shall be entitled to seek and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction, attachment, or any other equitable remedy which may then be available to obligate the breaching Party (i) to perform its obligations under this Agreement or (ii) if the breaching Party is unable, for whatever reason, to perform those obligations, to take any other actions as are necessary, advisable or appropriate to give the other Party to this Agreement the economic effect which comes as close as possible to the performance of those obligations (including transferring, or granting liens on, the assets of the breaching party to secure the performance by the breaching party of those obligations).

Section 20.          Construction. In this Agreement, unless the context clearly indicates otherwise:

(a)          words used in the singular include the plural and words used in the plural include the singular;

(b)          references to any Person include such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement;

(c)          except as otherwise clearly indicated, reference to any gender includes the other gender;

(d)          the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”;

(e)          reference to any Article, Section, Exhibit or Schedule means such Article or Section of, or such Exhibit or Schedule to, this Agreement, as the case may be, and references in any Section or definition to any clause means such clause of such Section or definition;

(f)          the words “herein,” “hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision hereof;

(g)          reference to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement;

(h)          reference to any law (including statutes and ordinances) means such law (including all rules and regulations promulgated thereunder) as amended, modified, codified or reenacted, in whole or in part, and in effect at the time of determining compliance or applicability;

(i)          relative to the determination of any period of time, “from” means “from and including,” “to” means “to and including” and “through” means “through and including”;

(j)          the titles to Articles and headings of Sections contained in this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of or to affect the meaning or interpretation of this Agreement;

(k)          unless otherwise specified in this Agreement, all references to dollar amounts herein shall be in respect of lawful currency of the United States; and

(l)          any capitalized term used in an Exhibit or Schedule but not otherwise defined therein shall have the meaning set forth in this Agreement.

Section 21.          Entire Agreement; Amendments and Waivers.

(a)          Entire Agreement.

(i)          This Agreement and the other Distribution Documents constitute the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter hereof and thereof.  No representation, inducement, promise, understanding, condition or warranty not set forth herein or in the other Distribution Documents has been made or relied upon by any party hereto or any member of their Group with respect to the transactions contemplated by the Distribution Documents.  This Agreement is an “Ancillary Agreement” as such term is defined in the Separation Agreement and shall be interpreted in accordance with the terms of the Separation Agreement in all respects, provided that in the event of any conflict or inconsistency between the terms of this Agreement and the terms of the Separation Agreement, the terms of this Agreement shall control in all respects.

(ii)          THE PARTIES ACKNOWLEDGE AND AGREE THAT NO REPRESENTATION, WARRANTY, PROMISE, INDUCEMENT, UNDERSTANDING, COVENANT OR AGREEMENT HAS BEEN MADE OR RELIED UPON BY ANY PARTY OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT AND IN THE OTHER DISTRIBUTION DOCUMENTS.  WITHOUT LIMITING THE GENERALITY OF THE DISCLAIMER SET FORTH IN THE PRECEDING SENTENCE, NEITHER L BRANDS NOR ANY OF ITS AFFILIATES HAS MADE OR SHALL BE DEEMED TO HAVE MADE ANY REPRESENTATIONS OR WARRANTIES IN ANY PRESENTATION OR WRITTEN INFORMATION RELATING TO THE VS BUSINESS GIVEN OR TO BE GIVEN IN CONNECTION WITH THE CONTEMPLATED TRANSACTIONS OR IN ANY FILING MADE OR TO BE MADE BY OR ON BEHALF OF L BRANDS OR ANY OF ITS AFFILIATES WITH ANY GOVERNMENTAL AUTHORITY, AND NO STATEMENT MADE IN ANY SUCH PRESENTATION OR WRITTEN MATERIALS, MADE IN ANY SUCH FILING OR CONTAINED IN ANY SUCH OTHER INFORMATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE.  VS ACKNOWLEDGES THAT L BRANDS HAS INFORMED IT THAT NO PERSON HAS BEEN AUTHORIZED BY L BRANDS OR ANY OF ITS AFFILIATES TO MAKE ANY REPRESENTATION OR WARRANTY IN RESPECT OF THE VS BUSINESS OR IN CONNECTION WITH THE CONTEMPLATED TRANSACTIONS, UNLESS IN WRITING AND CONTAINED IN THIS AGREEMENT OR IN ANY OF THE OTHER DISTRIBUTION DOCUMENTS TO WHICH THEY ARE A PARTY.

(b)          Amendments and Waivers.

(i)          Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each of L Brands and VS, or in the case of a waiver, by the Party against whom the waiver is to be effective.

(ii)          No failure or delay by any Party (or the applicable member of such Party’s Group) in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 22.          Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 23.          Jurisdiction.  The Parties agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any federal or state court sitting in the State of Delaware and any federal or state appellate court therefrom), and each of the Parties hereto hereby irrevocably consents to the exclusive jurisdiction of such courts in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 16 shall be deemed effective service of process on such Party.

Section 24.          WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 25.          Dispute Resolution.  In the event of any dispute relating to this Agreement, the Parties shall work together in good faith to resolve such dispute within thirty (30) days.  In the event that such dispute is not resolved, upon written notice by a Party after such thirty (30)-day period, the matter shall be referred to a U.S. Tax counsel or other Tax advisor of recognized national standing (the “Tax Arbiter”) that will be jointly chosen by L Brands and VS; provided, however, that, if L Brands and VS do not agree on the selection of the Tax Arbiter after five (5) days of good faith negotiation, the Tax Arbiter shall consist of a panel of three U.S. Tax counsel or other Tax advisor of recognized national standing with one member chosen by L Brands, one member chosen by VS, and a third member chosen by mutual agreement of the other members within the following ten (10)-day period.  Each decision of a panel Tax Arbiter shall be made by majority vote of the members.  The Tax Arbiter may, in its discretion, obtain the services of any third party necessary to assist it in resolving the dispute.  The Tax Arbiter shall furnish written notice to the Parties to the dispute of its resolution of the dispute as soon as practicable, but in any event no later than ninety (90) days after acceptance of the matter for resolution.  Any such resolution by the Tax Arbiter shall be binding on the Parties, and the Parties shall take, or cause to be taken, any action necessary to implement such resolution.  All fees and expenses of the Tax Arbiter shall be shared equally by the Parties to the dispute.

Section 26.          Counterparts; Effectiveness; Third-Party Beneficiaries.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by the other Party hereto.  Until and unless each Party has received a counterpart hereof signed by the other Party hereto, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).  Except for Section 14(d) and the indemnification and release provisions of Section 11, neither this Agreement nor any provision hereof is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the Parties hereto and their respective successors and permitted assigns.

Section 27.          Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns; provided that neither Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other Party hereto.  If any Party or any of its successors or permitted assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of such Party shall assume all of the obligations of such Party under the Distribution Documents.

Section 28.          Authorization. Each of L Brands and VS hereby represents and warrants that it has the power and authority to execute, deliver and perform this Agreement, on its behalf and on behalf of each member of its Group, that this Agreement has been duly authorized by all necessary corporate action on the part of such Party and each member of its Group, that this Agreement constitutes a legal, valid and binding obligation of each such Party and each member of its Group, and that the execution, delivery and performance of this Agreement by such Party and each member of its Group does not contravene or conflict with any provision or law or of its charter or bylaws or any agreement, instrument or order binding on such Party or member of its Group.

Section 29.          Change in Tax Law.  Any reference to a provision of the Code, Treasury Regulations or any other Applicable Tax Law shall include a reference to any applicable successor provision of the Code, Treasury Regulations or other Applicable Tax Law.

Section 30.          Performance.  Each party shall cause to be performed all actions, agreements and obligations set forth herein to be performed by any member of such party’s Group.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the day and year first written above.

L Brands on its own behalf and on behalf of the members of the L Brands Group
By:
Name:
Title:

VS on its own behalf and on behalf of the members of the VS Group
By:
Name:
Title:

[SIGNATURE PAGE]